UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported): December 11, 2018

Akorn, Inc.

(Exact name of registrant as specified in charter)

Louisiana	001-32360	72-0717400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045
(Address of Principal Executive Offices) (Zip Code)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2018, Akorn, Inc. (the “Company”) promoted Jonathan Kafer from his position as Executive Vice President, Sales and Marketing to Chief Commercial Officer effective as of December 10, 2018.

In connection with the promotion, the Company and Mr. Kafer entered into an Executive Employment Agreement (the “Executive Employment Agreement”), effective December 11, 2018. The Executive Employment Agreement has an initial term of one year and is automatically renewed for successive one year periods unless written notice of non-extension is provided in accordance with the terms provided therein. The Executive Employment Agreement sets forth Mr. Kafer’s obligations to the Company, as well as payments due to him upon certain terminations of employment. The Executive Employment Agreement provides that if the agreement is terminated by Mr. Kafer for “good reason” or by the Company without “cause”, as such terms are defined in the Executive Employment Agreement, Mr. Kafer would be entitled to a lump-sum payment equal to a prorated portion of his total eligible annual bonus, a lump-sum cash payment equal to one year of base annual compensation and total eligible annual bonus, and one year of continued benefits, including life insurance and welfare benefits. If the Executive Employment Agreement is terminated either by Mr. Kafer for “good reason” or by the Company without “cause”, within the ninety day period prior to the Company entering into a definitive agreement that would result in a “change of control”, as defined in the Executive Employment Agreement, or within twelve months following a “change in control”, he would be entitled to a prorated portion of his total eligible annual bonus, a lump-sum cash payment equal to two times his annual base salary and total eligible annual bonus, two years of continued benefits, including car allowance, life insurance and welfare benefits, and the full vesting of any outstanding incentive awards. The Executive Employment Agreement authorizes the Company to condition the payment of severance benefits upon Mr. Kafer’s delivery of a release of employment-related claims in favor of the Company. The Executive Employment Agreement contains non-competition and employee and customer non-solicitation provisions for the twelve month period following the earlier of the date of termination or a “change of control”.

Mr. Kafer’s annual base pay will be $385,000.00 and he will be eligible for an annual bonus potential of 50% of his base salary and an incremental bonus in the amount of 25% of base salary if the Company exceeds financial targets for the year.

Mr. Kafer will also continue to be eligible to participate in the Company’s Long Term Incentive Plan reserved for key executives and senior level management which would afford him additional stock option grants and restricted awards on an annual basis. The total award value would be equal to 200% of Mr. Kafer’s annual base pay. Any long-term incentive awards for which Mr. Kafer would be eligible are subject to plan details and annual Board of Directors approval.

The foregoing description of the Executive Employment Agreement is qualified in its entirety by the text of the Executive Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Also, on December 12, 2018, the Company identified Mr. Kafer as a select employee whose contributions are considered particularly critical to the success of the Company and awarded him a Retention Premium Award (“RPA”) of $569,000. The RPA will be paid in two equal installments: (1) upon Mr. Kafer’s signing of the award agreement on December 13, 2018, and (2) on the next regularly scheduled payroll date after December 13, 2019 (in each case, an “Installment Date”). Mr. Kafer’s receipt of the RPA installments is conditioned upon his remaining employed at the Company through the relevant Installment Date and his performance meeting expectations and is subject to other terms and conditions as set forth in the RPA.

The foregoing description of the RPA is qualified in its entirety by the text of the Form of RPA, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description of Exhibit
10.1	Executive Employment Agreement between Akorn, Inc. and Jonathan Kafer, its Chief Commercial Officer, dated December 11, 2018

10.2	Form of Retention Premium Award

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.

Date: December 17, 2018	By:	/s/ Duane A. Portwood Name: Duane A. Portwood Title: Chief Financial Officer